Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 52,100,357.52		$ 7,195.06
	Total Transaction Valuation:	$ 52,100,357.52
	Total Fees Due for Filing:			$ 7,195.06
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 7,195.06
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc. ("Shares"), based upon the net asset value per Share as of August 31, 2025, of $19.06. This amount is based upon the offer to purchase up to 2,733,492 Shares.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1, 2		Schedule TO	005-90234	09/22/2025		$ 7,195.06
Fee Offset Sources		Carlyle Credit Solutions, Inc.	Schedule TO	005-90234		09/22/2025		$ 7,195.06
Explanation of the basis for claimed offset:
[1]	Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc. ("Shares"), based upon the net asset value per Share as of August 31, 2025, of $19.06. This amount is based upon the offer to purchase up to 2,733,492 Shares.

Offset Note
[2]	The fee of $7,195.06 was paid in connection with the filing of the Schedule TO-I by Carlyle Credit Solutions, Inc. (File No. 005-90234) on September 22, 2025.